standard info request:

% of collateral with silent seconds:	52.51
CLTV of loans with silent seconds:	99.33

Please provide DTI buckets (by 5) for all documentation types, showing:
Aggregate Balance, % Aggregate Balance, Average Balance, Fico, LTV, WAC, and % 2nd Lien

Doc Type	DTI Bucket	Aggregate Balance	% Aggregate Balance	Average Balance	Fico	LTV	WAC	% 2nd Lien
Full Documentation	a. <= 30.00%	209496726.7	6.97	169770.443	614	80.19	8.483	0.13
Full Documentation	b. 30.01% - 35.00%	114616527.7	3.82	155096.7899	610	80.47	8.385	0.1
Full Documentation	c. 35.01% - 40.00%	175618380.1	5.85	169352.3434	614	80.36	8.239	0.16
Full Documentation	d. 40.01% - 45.00%	220515310.9	7.34	166301.1394	610	81.22	8.344	0.25
Full Documentation	e. 45.01% - 50.00%	404766331.6	13.48	189054.8023	613	82.34	8.2	0.49
Full Documentation	f. 50.01% - 55.00%	179652539.4	5.98	237950.3834	588	77.42	8.158	0.01
Full Documentation	g. > 55.01%	4786360.2	0.16	251913.6947	580	74.62	7.607	0
Limited Documentation	a. <= 30.00%	29622575.07	0.99	231426.3677	614	81.66	8.706	0.03
Limited Documentation	b. 30.01% - 35.00%	9041446.67	0.3	226036.1668	620	82.91	8.446	0.01
Limited Documentation	c. 35.01% - 40.00%	12196133.22	0.41	217788.0932	614	78.96	8.067	0
Limited Documentation	d. 40.01% - 45.00%	21578354.99	0.72	237124.7801	622	82.61	8.209	0.02
Limited Documentation	e. 45.01% - 50.00%	34428286.77	1.15	219288.4508	621	82.02	8.326	0.06
Limited Documentation	f. 50.01% - 55.00%	9783912.84	0.33	287762.1424	588	77.61	8.538	0
Limited Documentation	g. > 55.01%	216000	0.01	216000	596	80	7.45	0
Stated Income Documentation	a. <= 30.00%	161958630.3	5.39	161796.8335	658	81.31	9.398	0.11
Stated Income Documentation	b. 30.01% - 35.00%	117464450.4	3.91	180436.9439	649	80.57	8.927	0.13
Stated Income Documentation	c. 35.01% - 40.00%	203333416.4	6.77	210272.4058	652	80.84	8.759	0.28
Stated Income Documentation	d. 40.01% - 45.00%	373385561.1	12.43	235872.1169	654	80.71	8.657	0.63
Stated Income Documentation	e. 45.01% - 50.00%	633285513.4	21.08	254433.7137	655	81.32	8.618	1.26
Stated Income Documentation	f. 50.01% - 55.00%	87352002.83	2.91	305426.5833	620	79.9	8.976	0.01
Stated Income Documentation	g. > 55.01%	700692.81	0.02	233564.27	536	68.68	9.944	0

TYPE	% of Total Collateral	Avg Loan Size	WAC	FICO	LTV	CLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% N/O/O	% MI
1st Lien IO	8.45	322434.4059	7.673	667	79.32	92.83	42.22	100	0	100	54.64	9.97	0
1st Lien Non-IO	87.86	217027.2843	8.52	627	80.22	90.18	41.57	0	0	90.67	43.07	11.49	0
1st Lien ARMs (incl. IO)	88.11	230957.1662	8.47	632	80.63	91.42	41.76	9.59	0	100	41.23	11.47	0
1st Lien Fixed (incl. IO)	8.2	165503.6872	8.183	620	74.86	79.65	40.22	0	0	0	74.7	10.1	0
1st Lien Balloons (incl 40/30)	0	0	0	0	0	0	0	0	0	0	0	0	0
2nd Lien	3.7	61971.80294	11.067	659	99.68	99.68	43.12	0	100	0	30.86	0	0
N/O/O	10.94	152715.7044	9.499	647	83.24	85.76	32.46	7.7	0	92.43	38.92	100	0
2-4 Family	9.24	238934.3283	8.638	647	80.46	90.02	40.92	8.03	3.23	88.99	35.9	27.17	0
MH	0	0	0	0	0	0	0	0	0	0	0	0	0
All Collateral	100	203813.2144	8.543	632	80.86	90.76	41.68	8.45	3.7	88.11	43.59	10.94	0

Notes:
N/O/O is all 2nd Home and Investment Properties
Balloons includes 40-year amortizers with 30-year final
MI is lender-paid mortgage insurance
CLTV only for loans in pool (not including silent seconds, or known junior liens outside pool)